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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                           COMPUTER MARKETPLACE(R), INC.
                           ---------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                     205216
                                 --------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages
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CUSIP NO.  205216                13G                           Page 2 of 4 Pages

--------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MIDAS INVESTMENT GROUP, INC. d/b/a BILTMORE SECURITIES, INC.
         f/k/a BILTMORE SECURITIES, INC., F.E.I. No. 65-0130735
--------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (A)      [ ]
                                                    (B)      [X]
--------------------------------------------------------------------------------
(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

                  STATE OF FLORIDA

--------------------------------------------------------------------------------
                                :        (5)  SOLE VOTING POWER
                                :                 184,615
                                :-----------------------------------------------
                                :        (6) SHARED VOTING POWER
                                :
NUMBER OF SHARES                :-----------------------------------------------
BENEFICIALLY                    :        (7) SOLE DISPOSITIVE POWER
OWNED BY EACH REPORTING         :             184,615
PERSON WITH                     :
                                :-----------------------------------
                                :        (8) SHARED DISPOSITIVE POWER
                                :
--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON

        184,615

--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*

                              -----------
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.7%

--------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

                                            BD

--------------------------------------------------------------------------------

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                                  SCHEDULE 13G

ITEM 1:

(a)      NAME OF ISSUER:   Computer Marketplace, Inc.
(b)      ADDRESS:          1490 Railroad Street
                           Corona, California 91720

ITEM 2:

(a)      NAME OF PERSON FILING:     Midas Investment  Group, Inc. d/b/a
                                    Biltmore Securities, Inc. f/k/a
                                    Biltmore Securities, Inc.

(b)      ADDRESS (BUSINESS):        6700 North Andrews Avenue
                                    Suite 500
                                    Ft. Lauderdale, FL 33309

(c)      CITIZENSHIP:               State of Florida corporation

(d)      TITLE OF CLASS OF SECURITIES: Common Stock, $.0001 par value

(e)      CUSIP NUMBER:                 205216

ITEM 3:           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                  OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:. . .
                  [ XX]  Broker or Dealer registered under Section 15 of the
                  Act.

ITEM 4:  OWNERSHIP:

         (a) AMOUNT BENEFICIALLY OWNED:     184,615
         (b)   PERCENT OF CLASS:            13.7%
         (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          (i) sole power to vote or to direct the vote: 184,615
         (ii) shared power to vote or to direct the vote: N/A
        (iii) sole power to dispose or to direct the disposition of: 184,615
         (iv) shared power to dispose or to direct the disposition of: N/A

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  N/A

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:  N/A

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:      N/A




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ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:    N/A


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement on Schedule 13G is true, complete and correct as of the date hereof.

Dated: February 17, 1998

                                      MIDAS INVESTMENT GROUP, INC., a
                                      Florida corporation  d/b/a/ BILTMORE
                                      SECURITIES, INC. f/k/a BILTMORE
                                      SECURITIES, INC., a Florida corporation





                                      By: /s/ Elliot Loewenstern
                                         --------------------------------------
                                         ELLIOT LOEWENSTERN
                                         Chief Executive Officer














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